EXHIBIT 99.1

Hanmi Reports 2026 Third Quarter Results

LOS ANGELES, Oct. 27, 2026 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the third quarter of 2026.

Net income for the third quarter of 2026 was $23.7 million, or $0.80 per diluted share, compared with $23.5 million, or $0.79 per diluted share for the second quarter of 2026. The return on average assets for the third quarter was 1.17% and the return on average equity was 10.90%, compared with a return on average assets of 1.20% and a return on average equity of 11.09% for the second quarter of 2026.

CEO Commentary
“Hanmi delivered solid financial performance in the third quarter, driven by 5.8% growth in net interest income and a 10.8% increase in preprovision net revenue,” said Bonnie Lee, President and Chief Executive Officer. “Net interest margin expanded eight basis points to 3.44%, supported by higher yields on interest-earning assets and disciplined funding costs. We also continued to strengthen our deposit base, with total deposits increasing 1.4%, driven primarily by growth in core deposits.”

“In the third quarter, we generated robust loan production of $544 million across our business, reflecting the strength of the Hanmi franchise and healthy market demand. Elevated payoffs partially offset this strong production, resulting in a modest increase in loan balances. More importantly, asset quality remains strong, underpinned by conservative underwriting, proactive portfolio management, and strong credit administration.”

“Looking ahead, our strong capital position, growing deposit base, disciplined expense management, and positive earnings momentum position us well to capitalize on opportunities across our markets and continue delivering long-term value for our shareholders,” concluded Lee.

Third Quarter 2026 Highlights:

  Third quarter net income increased 0.8% from the second quarter, with 10.8% growth in preprovision net revenue1 offset by a $3.3 million increase in credit loss expense from a single loan charge-off.
  Net interest income increased 5.8% to $67.6 million, reflecting a 2.4% growth in average interest-earning assets, which was funded by a 2.8% growth in average deposits.
  Net interest margin was 3.44%, up eight basis points; the average yield on loans increased 13 basis points while the average rate on interest-bearing deposits increased only one basis point.
  Deposits grew 1.4% to $7.06 billion, with core deposits up 1.9% and noninterest-bearing deposits stable at 30.4% of total deposits.
  Loans increased 0.5% to $6.57 billion as new loan production increased 46.2%, or $171.7 million, partially offset by an increase in payoffs of $127.0 million.

(1) Refer to “Non-GAAP Financial Measures” for further details.

  Hanmi recognized a $3.2 million charge-off on a $21.2 million commercial real estate loan when it was moved to held-for-sale; asset quality, however, remained strong with nonperforming assets to total assets unchanged from the second quarter at 0.12% and a low 0.14% ratio of nonperforming loans to total loans.
  Hanmi returned 55.6% of third quarter earnings to shareholders, comprising $8.3 million in dividends and $4.9 million in share repurchases; capital ratios remained healthy with tangible common equity to tangible assets1 at 9.93% and a common equity Tier 1 capital ratio of 12.30%.

(1) Refer to “Non-GAAP Financial Measures” for further details.

For more information about Hanmi, please see the Q3 2026 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25

Net income	$23,683	$23,505	$22,557	$21,239	$22,061	$178	$1,622
Net income per diluted common share	$0.80	$0.79	$0.75	$0.70	$0.73	$0.01	$0.07

Assets	$8,043,788	$8,001,473	$7,839,227	$7,869,185	$7,856,731	$42,315	$187,057
Loans	$6,568,701	$6,535,312	$6,545,466	$6,563,367	$6,528,259	$33,389	$40,442
Deposits	$7,055,774	$6,955,342	$6,800,622	$6,677,650	$6,766,639	$100,432	$289,135

Return on average assets	1.17%	1.20%	1.18%	1.07%	1.12%	-0.03	0.05
Return on average stockholders’ equity	10.90%	11.09%	10.86%	10.14%	10.69%	-0.19	0.21

Net interest margin	3.44%	3.36%	3.38%	3.28%	3.22%	0.08	0.22
Efficiency ratio(1)	52.02%	54.07%	53.48%	54.95%	52.65%	-2.05	-0.63

Tangible common equity to tangible assets(2)	9.93%	10.03%	10.11%	9.99%	9.80%	-0.10	0.13
Tangible common equity per common share(2)	$27.03	$27.04	$26.56	$26.27	$25.64	-0.01	1.39

(1)Noninterest expense divided by net interest income plus noninterest income.
(2)Refer to “Non-GAAP Financial Measures” for further details.

Results of Operations
Net interest income increased 5.8%, or $3.7 million, to $67.6 million for the third quarter of 2026, from $63.9 million for the second quarter. This increase was principally due to a $3.2 million increase in interest income on loans as well as a $1.5 million increase in interest income from deposits in other banks, partially offset by a $1.5 million increase in interest expense on deposits.

The increase in third quarter net interest income reflected several items. Interest income included $0.4 million of loan interest reversals, $1.2 million of prepayment fees and accelerated deferred fee income from loan payoffs, and a $0.2 million special dividend from FHLB. Interest expense included an additional $0.3 million on subordinated debentures from the overlapping of the newly issued 2036 Notes and the redemption of the 2031 Notes.

Net interest margin (taxable equivalent) increased eight basis points to 3.44% for the third quarter of 2026 from 3.36% for the second quarter. The increase reflects a higher contribution from interest income on bank deposits, partially offset by slightly higher interest expense on customer deposits and subordinated debt. The several items affecting third quarter net interest income noted above represented approximately four basis points of the increase in net interest margin.

The average yield on loans increased 13 basis points to 6.03% for the third quarter of 2026 from 5.90% for the second quarter, while the average rate on interest-bearing deposits increased one basis point to 3.18% for the third quarter from 3.17% for the second quarter. Fees from loan payoffs, partially offset by the reversal of interest income in the third quarter, represented approximately five basis points of the increase in average loan yields.

Average loans increased 0.3%, or $18.0 million, to $6.46 billion for the third quarter of 2026 from $6.44 billion for the second quarter. Average deposits increased 2.8%, or $187.9 million, to $6.94 billion for the third quarter of 2026 from $6.75 billion for the second quarter. Interest-bearing deposits led the increase in average deposits with a $116.3 million increase, primarily due to a $103.4 million increase in money market and savings. The ratio of average loans to average deposits for the third quarter was 93.1%, down from 95.5% for the second quarter. The ratio of average demand deposits to average deposits was 29.3% for the third quarter, essentially unchanged from 29.1% for the second quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
Net Interest Income	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25

Interest and fees on loans(1)	$97,977	$94,808	$93,866	$96,592	$95,691	3.3%	2.4%
Interest on securities	6,819	6,337	5,959	6,323	6,592	7.6%	3.4%
Dividends on FHLB stock	451	219	831	361	357	105.9%	26.3%
Interest on deposits in other banks	3,409	1,958	1,496	1,837	2,586	74.1%	31.8%
Total interest and dividend income	$108,656	$103,322	$102,152	$105,113	$105,226	5.2%	3.3%

Interest on deposits	39,271	37,774	36,738	39,978	42,244	4.0%	-7.0%
Interest on borrowings	—	154	676	695	324	-100.0%	-100.0%
Interest on subordinated debentures	1,815	1,537	1,535	1,561	1,579	18.1%	14.9%
Total interest expense	41,086	39,465	38,949	42,234	44,147	4.1%	-6.9%
Net interest income	$67,570	$63,857	$63,203	$62,879	$61,079	5.8%	10.6%

(1)Includes loans held for sale.

	For the Three Months Ended (in thousands)					Percentage Change
Average Earning Assets and Interest-bearing	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
Liabilities	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Loans(1)	$6,459,823	$6,441,853	$6,434,316	$6,456,239	$6,304,435	0.3%	2.5%
Securities	966,574	950,786	921,065	955,811	985,888	1.7%	-2.0%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	370,575	221,361	171,953	191,731	239,993	67.4%	54.4%
Average interest-earning assets	$7,813,357	$7,630,385	$7,543,719	$7,620,166	$7,546,701	2.4%	3.5%

Demand: interest-bearing	$83,470	$81,682	$74,963	$77,297	$86,839	2.2%	-3.9%
Money market and savings	2,159,553	2,056,148	2,063,186	2,130,616	2,122,967	5.0%	1.7%
Time deposits	2,657,593	2,646,480	2,522,505	2,506,582	2,494,285	0.4%	6.5%
Average interest-bearing deposits	4,900,616	4,784,310	4,660,654	4,714,495	4,704,091	2.4%	4.2%
Borrowings	—	15,330	69,388	64,565	27,772	-100.0%	-100.0%
Subordinated debentures	132,407	130,695	130,541	130,385	130,766	1.3%	1.3%
Average interest-bearing liabilities	$5,033,023	$4,930,335	$4,860,583	$4,909,445	$4,862,629	2.1%	3.5%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$2,034,788	$1,963,242	$1,937,628	$1,969,908	$1,960,331	3.6%	3.8%

(1)Includes loans held for sale.

	For the Three Months Ended					Yield/Rate Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
Average Yields and Rates	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Loans(1)	6.03%	5.90%	5.90%	5.94%	6.03%	0.13	0.00
Securities(2)	2.85%	2.69%	2.62%	2.67%	2.70%	0.16	0.15
FHLB stock	10.92%	5.36%	20.56%	8.75%	8.65%	5.56	2.27
Interest-bearing deposits in other banks	3.65%	3.55%	3.53%	3.80%	4.27%	0.10	-0.62
Interest-earning assets	5.53%	5.43%	5.48%	5.48%	5.54%	0.10	-0.01

Interest-bearing deposits	3.18%	3.17%	3.20%	3.36%	3.56%	0.01	-0.38
Borrowings	0.00%	4.06%	3.94%	4.27%	4.63%	-4.06	-4.63
Subordinated debentures	5.48%	4.70%	4.70%	4.79%	4.83%	0.78	0.65
Interest-bearing liabilities	3.24%	3.21%	3.25%	3.41%	3.60%	0.03	-0.36

Net interest margin (taxable equivalent basis)	3.44%	3.36%	3.38%	3.28%	3.22%	0.08	0.22

Cost of deposits	2.25%	2.25%	2.26%	2.37%	2.51%	0.00	-0.26

(1)Includes loans held for sale.
(2)Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Credit loss expense for the third quarter of 2026 was $4.5 million, compared with $1.2 million for the second quarter; the increase resulted from higher net charge-offs. Credit loss expense for the third quarter included a provision for loan losses of $4.7 million and a negative provision of $0.2 million for off-balance sheet items. Second-quarter credit loss expense included a provision for loan losses of $1.3 million and a negative provision of $0.1 million for off-balance sheet items.

Noninterest income increased 8.2% to $9.0 million for the third quarter of 2026, from $8.3 million for the second quarter of 2026, primarily due to a $1.0 million increase in gain on sales of SBA loans. The gain was $2.3 million for the third quarter of 2026, compared with $1.3 million for the second quarter of 2026. Additionally, all other operating income increased by $0.4 million due to an increase in interchange fees. The increases in gain on sales of SBA loans and all other operating income were partially offset by a $0.5 million decrease in bank owned life insurance income.

The volume of SBA loans sold for the third quarter of 2026 increased to $34.0 million from $20.9 million for the second quarter, while trade premiums increased to 8.10% from 7.92% for the second quarter. Residential mortgage loans sold for the third quarter were $13.4 million with a premium of 1.83%, compared with $30.6 million and 2.00% for the second quarter. The gain on sales of residential mortgage loans was $0.3 million for the third quarter, compared with $0.4 million for the second quarter. Additionally, $44.5 million of U.S. Treasury securities were sold during the 2026 third quarter to fund the subordinated debt redemption at a net loss of $0.1 million.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
Noninterest Income	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Service charges on deposit accounts	$2,080	$2,102	$2,127	$2,196	$2,160	-1.0%	-3.7%
Trade finance and other service charges and fees	1,892	1,902	1,501	1,735	1,551	-0.5%	22.0%
Servicing income	958	955	870	924	924	0.3%	3.7%
Bank-owned life insurance income	320	799	610	315	1,259	-59.9%	-74.6%
All other operating income	1,352	915	844	758	973	47.8%	38.9%
Service charges, fees & other	6,602	6,673	5,952	5,928	6,867	-1.1%	-3.9%

Gain on sale of SBA loans	2,284	1,318	2,102	1,790	1,857	73.3%	23.0%
Gain on sale of residential mortgage loans	279	357	485	581	1,156	-21.8%	-75.9%
Net gain (loss) on sales of securities	(135)	—	—	—	—	-100.0%	-100.0%
Total noninterest income	$9,030	$8,348	$8,539	$8,299	$9,880	8.2%	-8.6%

Noninterest expense was up 2.1% to $39.8 million for the third quarter of 2026 from $39.0 million for the second quarter of 2026, primarily due to $1.1 million of accelerated amortization of deferred debt issuance costs arising from the redemption of the subordinated debt notes due 2031. Salaries and employee benefits increased $0.5 million, primarily due to a full-quarter impact of annual merit increases. These increases were partially offset by a $0.3 million decrease in professional fees. The efficiency ratio decreased to 52.02% for the third quarter, compared with 54.07% for the previous quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Noninterest Expense
Salaries and employee benefits	$23,334	$22,784	$21,956	$22,472	$22,163	2.4%	5.3%
Occupancy and equipment	4,529	4,383	4,414	4,339	4,507	3.3%	0.5%
Data processing	4,706	4,555	4,386	4,098	3,860	3.3%	21.9%
Professional fees	1,696	1,997	2,780	2,343	1,978	-15.1%	-14.3%
Supplies and communication	489	491	556	573	423	-0.4%	15.6%
Advertising and promotion	728	679	688	1,010	712	7.2%	2.2%
All other operating expenses	3,227	4,103	3,849	3,795	3,665	-21.4%	-12.0%
Subtotal	38,709	38,992	38,629	38,630	37,308	-0.7%	3.8%

Other real estate owned expense (income)	(22)	6	(345)	474	17	-466.7%	-229.4%
Repossessed personal property expense (income)	35	41	84	5	32	-14.6%	9.4%
Subordinated debt redemption	1,127	—	—	—	—	100.0%	100.0%
Total noninterest expense	$39,849	$39,039	$38,368	$39,109	$37,357	2.1%	6.7%

The effective tax rate was 26.5% for the third quarter of 2026, unchanged from the second quarter of 2026.

Financial Position
Total assets at September 30, 2026 were $8.04 billion, a $42.3 million increase from $8.00 billion at June 30, 2026. This increase was due primarily to a $47.6 million increase in total loans and a $17.4 million increase in cash and due from banks, partially offset by a $27.1 million decrease in securities available for sale.

Total loans, excluding the allowance for credit losses and loans held for sale, were up 0.5% to $6.57 billion at September 30, 2026, from $6.54 billion at June 30, 2026.

Loans held for sale were $31.2 million at September 30, 2026, up from $17.0 million at June 30, 2026. At the end of the third quarter, loans held for sale consisted of $8.2 million representing the guaranteed portion of SBA 7(a) loans, an $18.0 million problem loan, and $5.0 million of residential mortgage loans.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Loan Portfolio
Commercial real estate loans	$4,055,664	$4,022,320	$3,998,144	$4,030,105	$4,015,291	0.8%	1.0%
Residential/consumer loans	1,001,824	978,881	1,002,223	1,049,872	1,043,577	2.3%	-4.0%
Commercial and industrial loans	1,171,614	1,171,272	1,152,544	1,074,907	1,052,522	0.0%	11.3%
Equipment finance	339,599	362,839	392,555	408,483	416,869	-6.4%	-18.5%
Total loans held for investment	6,568,701	6,535,312	6,545,466	6,563,367	6,528,259	0.5%	0.6%
Loans held for sale	31,242	16,969	4,932	7,403	6,512	84.1%	379.8%
Total loans	$6,599,943	$6,552,281	$6,550,398	$6,570,770	$6,534,771	0.7%	1.0%

	As of
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2026	2026	2026	2025	2025
Composition of Loan Portfolio
Commercial real estate loans	61.4%	61.4%	61.0%	61.3%	61.4%
Residential/consumer loans	15.2%	14.9%	15.3%	16.0%	16.0%
Commercial and industrial loans	17.8%	17.9%	17.6%	16.4%	16.1%
Equipment finance	5.1%	5.5%	6.0%	6.2%	6.4%
Total loans held for investment	99.5%	99.7%	99.9%	99.9%	99.9%
Loans held for sale	0.5%	0.3%	0.1%	0.1%	0.1%
Total loans	100.0%	100.0%	100.0%	100.0%	100.0%

New loan production was $543.6 million for the third quarter of 2026 at an average rate of 6.61%, while payoffs were $283.5 million at an average rate of 6.55%.

	For the Three months Ended (in thousands)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2026	2026	2026	2025	2025
New Loan Production
Commercial real estate loans	$226,929	$170,080	$131,426	$125,866	$176,826
Residential/consumer loans	77,081	50,010	29,074	70,268	103,247
Commercial and industrial loans	170,301	89,227	134,717	82,079	211,454
SBA loans	41,014	37,109	40,652	44,065	44,931
Equipment finance	28,233	25,450	42,051	52,521	34,315
Subtotal	543,558	371,876	377,920	374,799	570,773

Payoffs	(283,451)	(156,407)	(198,936)	(123,086)	(142,963)
Amortization	(112,229)	(121,208)	(133,396)	(133,992)	(60,939)
Loan sales	(47,399)	(54,761)	(64,690)	(63,642)	(100,452)
Net line utilization	(60,980)	(47,762)	4,373	(16,072)	(39,497)
Charge-offs & OREO	(6,110)	(1,892)	(3,172)	(2,899)	(4,620)

Loans held for investment-beginning balance	6,535,312	6,545,466	6,563,367	6,528,259	6,305,957
Loans held for investment-ending balance	$6,568,701	$6,535,312	$6,545,466	$6,563,367	$6,528,259

Deposits were up 1.4% to $7.06 billion at the end of the third quarter of 2026, from $6.96 billion at the end of the previous quarter. Driving the increase was a $107.5 million increase in money market and savings. Noninterest-bearing demand deposits represented 30.4% of total deposits at September 30, 2026 and the loan-to-deposit ratio was 93.1%.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Deposit Portfolio
Demand: noninterest-bearing	$2,146,060	$2,135,418	$2,030,743	$2,015,212	$2,087,132	0.5%	2.8%
Demand: interest-bearing	85,521	80,783	78,341	74,799	86,834	5.9%	-1.5%
Money market and savings	2,192,054	2,084,572	2,116,073	2,084,218	2,094,028	5.2%	4.7%
Time deposits $250,000 and less	1,296,520	1,314,544	1,318,250	1,277,382	1,235,755	-1.4%	4.9%
Core deposits	5,720,155	5,615,317	5,543,407	5,451,611	5,503,749	1.9%	3.9%
Time deposits over $250,000	1,068,677	1,073,083	1,018,712	987,536	1,024,378	-0.4%	4.3%
State of California time deposits	180,000	180,000	150,000	150,000	150,000	0.0%	20.0%
Brokered time deposits	86,942	86,942	88,503	88,503	88,512	0.0%	-1.8%
Total deposits	$7,055,774	$6,955,342	$6,800,622	$6,677,650	$6,766,639	1.4%	4.3%

	As of
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2026	2026	2026	2025	2025
Composition of Deposit Portfolio
Demand: noninterest-bearing	30.4%	30.7%	29.9%	30.2%	30.8%
Demand: interest-bearing	1.2%	1.2%	1.1%	1.1%	1.3%
Money market and savings	31.1%	29.9%	31.1%	31.2%	31.0%
Time deposits $250,000 and less	18.4%	18.9%	19.4%	19.1%	18.3%
Core deposits	81.1%	80.7%	81.5%	81.6%	81.4%
Time deposits over $250,000	15.1%	15.4%	15.0%	14.9%	15.1%
State of California time deposits	2.6%	2.6%	2.2%	2.2%	2.2%
Brokered time deposits	1.2%	1.3%	1.3%	1.3%	1.3%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

During the third quarter of 2026, Hanmi Financial Corporation issued $55.0 million of fixed-to-floating subordinated notes due July 31, 2036 (the “2036 Notes”). The 2036 Notes carry a fixed interest rate of 6.50% for the first five years. Thereafter, the 2036 Notes will pay interest at a floating rate, reset quarterly, equal to the then-current three-month Secured Overnight Financing Rate (“SOFR”) plus 234 basis points. The 2036 Notes may be redeemed at the option of Hanmi, without penalty, on July 31, 2031 and any interest payment date thereafter, or earlier upon specified events. The proceeds from the issuance of the 2036 Notes and the proceeds from the sale of securities of $44.5 million were used to redeem the $110.0 million callable subordinated notes due 2031 (the “2031 Notes”).

Stockholders’ equity at September 30, 2026 was $808.3 million, compared with $812.7 million at the end of the previous quarter. Offsetting the increase to stockholders’ equity from third quarter net income of $23.7 million were dividends of $8.3 million, share repurchases of $4.9 million, which included $0.1 million in purchases of vested employee stock in respect of Hanmi’s equity compensation programs, and a $16.5 million increase in unrealized after-tax losses on securities available for sale. During the third quarter, under its share repurchase program, Hanmi repurchased 151,048 shares of common stock at an average price of $31.79. As of September 30, 2026, there were 1.84 million shares available under the share repurchase program. In addition to the share repurchase program, Hanmi purchased 2,416 shares of common stock surrendered by employees to satisfy their tax liabilities upon the third-quarter vesting of their equity compensation awards.

Tangible common equity per share at the end of the third quarter of 2026 was $27.03, essentially unchanged from $27.04 at the end of the second quarter. Please refer to the Non-GAAP Financial Measures section below for more information.

Hanmi and the Bank exceeded minimum regulatory capital requirements, and the Bank continued to exceed the minimum for the “well capitalized” category.

	As of					Ratio Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Regulatory Capital ratios(1)
Hanmi Financial
Total risk-based capital	14.47%	15.29%	15.22%	15.06%	15.05%	-0.82	-0.58
Tier 1 risk-based capital	12.62%	12.61%	12.52%	12.37%	12.33%	0.01	0.29
Common equity tier 1 capital	12.30%	12.28%	12.20%	12.05%	12.00%	0.02	0.30
Tier 1 leverage capital ratio	10.82%	10.94%	10.93%	10.70%	10.64%	-0.12	0.18
Hanmi Bank
Total risk-based capital	14.33%	14.48%	14.45%	14.25%	14.28%	-0.15	0.05
Tier 1 risk-based capital	13.28%	13.40%	13.37%	13.17%	13.20%	-0.12	0.08
Common equity tier 1 capital	13.28%	13.40%	13.37%	13.17%	13.20%	-0.12	0.08
Tier 1 leverage capital ratio	11.43%	11.71%	11.74%	11.47%	11.46%	-0.28	-0.03

(1) Preliminary ratios for September 30, 2026

Asset Quality

	As of or for the Three Months Ended (in thousands)					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Nonperforming Loans and Assets

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$12,968	$32,773	$13,274	$17,610	$11,560	$(19,805)	$1,408

Nonperforming assets:
Nonaccrual loans	$8,942	$9,931	$12,420	$18,112	$19,369	$(989)	$(10,427)
Loans 90 days or more past due and still accruing	—	—	—	—	—	—	—
Nonperforming loans(1)	8,942	9,931	12,420	18,112	19,369	(989)	(10,427)
Other real estate owned, net	1,084	—	—	1,980	1,995	1,084	(911)
Nonperforming assets(2)	$10,026	$9,931	$12,420	$20,092	$21,364	$95	$(11,338)

Delinquent loans to total loans	0.20%	0.50%	0.20%	0.27%	0.18%	-0.30	0.02
Nonperforming loans to total loans	0.14%	0.15%	0.19%	0.28%	0.30%	-0.01	-0.16
Nonperforming assets to total assets	0.12%	0.12%	0.16%	0.26%	0.27%	0.00	-0.15

(1)Excludes an $18.0 million nonperforming loan held for sale as of September 30, 2026.
(2)Excludes repossessed personal property of $0.3 million, $0.3 million, $0.3 million, $0.6 million, and $0.4 million as of Q3-26, Q2-26, Q1-26, Q4-25, and Q3-25, respectively.

Loans 30 to 89 days past due and still accruing were $13.0 million, or 0.20% of loans, at the end of the third quarter of 2026, compared with $32.8 million, or 0.50% of loans, at the end of the second quarter. The $19.8 million decrease was primarily due to the held-for-sale designation of a $21.2 million commercial real estate loan identified as special mention in the first quarter, the resolution of which resulted in a $3.2 million partial charge-off during the third quarter.

Nonaccrual loans were $8.9 million, or 0.14% of loans, at September 30, 2026, compared with $9.9 million, or 0.15% of loans, at June 30, 2026.

Nonperforming assets were $10.0 million, or 0.12% of total assets, at September 30, 2026, compared with $9.9 million, or 0.12% of total assets, at June 30, 2026. Included in nonperforming assets at September 30, 2026 was a $1.1 million other-real-estate-owned property transferred from classified loans during the third quarter.

	As of (in thousands)					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Criticized Loans
Special mention	$56,221	$68,198	$93,682	$71,113	$16,775	$(11,977)	$39,446
Classified	78,196	45,748	22,736	25,891	28,590	32,448	49,606
Total criticized loans(1)	$134,417	$113,946	$116,418	$97,004	$45,365	$20,471	$89,052

Criticized loans to total loans	2.05%	1.74%	1.78%	1.48%	0.69%	0.31	1.36

(1)Includes nonaccrual loans of $8.9 million, $9.9 million, $12.4 million, $18.1 million, and $19.4 million as of Q3-26, Q2-26, Q1-26, Q4-25, and Q3-25, respectively.

Criticized loans were $134.4 million at the end of the third quarter of 2026, compared with $113.9 million at the end of the second quarter of 2026. The $20.5 million increase in criticized loans included a $32.5 million increase in classified loans, partially offset by a $12.0 million decrease in special mention loans. The increase in classified loans was primarily attributable to two multifamily loans downgraded in the third quarter that are subject to rent control restrictions in New York City, totaling $51.4 million, partially offset by the $21.2 million commercial real estate loan that was moved from classified to held-for-sale. The decrease in special mention loans was due primarily to the upgrade of an $11.2 million commercial and industrial loan.

As a percent of total loans, criticized loans were 2.05% as of September 30, 2026, compared with 1.74% as of June 30, 2026.

	As of or for the Three Months Ended (in thousands)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2026	2026	2026	2025	2025
Allowance for credit losses related to loans:
Balance at beginning of period	$70,475	$70,468	$69,903	$69,781	$66,756
Credit loss expense (recovery) on loans	4,680	1,271	3,163	1,701	2,543
Net loan (charge-offs) recoveries	(4,345)	(1,264)	(2,598)	(1,579)	482
Balance at end of period	$70,810	$70,475	$70,468	$69,903	$69,781

Net loan charge-offs (recoveries) to average loans(1)	0.27%	0.08%	0.16%	0.10%	-0.03%
Allowance for credit losses to loans	1.08%	1.08%	1.08%	1.07%	1.07%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$1,993	$2,078	$2,349	$2,107	$2,506
Credit loss expense (recovery) on off-balance sheet items	(150)	(85)	(271)	242	(399)
Balance at end of period	$1,843	$1,993	$2,078	$2,349	$2,107

Unused commitments to extend credit	$990,715	$946,544	$891,594	$930,122	$952,475

(1)Annualized

The allowance for credit losses was $70.8 million, or 1.08% of loans, at September 30, 2026, compared with $70.5 million, or 1.08% of loans, at June 30, 2026. Collectively evaluated allowances increased $1.0 million, while specific allowances decreased $0.7 million.

Gross charge-offs for the third quarter of 2026 were $5.0 million, compared with $1.9 million for the preceding quarter. Charge-offs during the third quarter included $3.2 million on the previously mentioned problem loan held for sale at September 30, 2026 and $1.4 million for equipment financing agreements. Recoveries of previously charged off loans were $0.7 million, substantially all of which were equipment financing agreements. As a result, there were $4.3 million of net charge-offs for the third quarter of 2026, or 0.27% of loans (annualized), compared with $1.3 million of net charge-offs, or 0.08% of loans (annualized), for the second quarter of 2026.

Corporate Developments
On July 23, 2026, Hanmi’s Board of Directors declared a cash dividend on its common stock of $0.28 per share for the 2026 third quarter. Hanmi paid the dividend on August 19, 2026, to stockholders of record as of the close of business on August 3, 2026.

Earnings Conference Call
Hanmi Bank will host its third quarter 2026 earnings conference call today, October 27, 2026, at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the call, please dial 1-877-407-9039 before 2:00 p.m. PST, using access code Hanmi Bank. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at https://investors.hanmi.com/ where it will also be available for replay approximately one hour following the call.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 32 full-service branches and eight loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.
Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  general economic and business conditions internationally, nationally and in those areas in which we operate, including any potential recessionary conditions;
  volatility and deterioration in the credit and equity markets;
  changes in investor sentiment or consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  inflation and fluctuations in interest rates and the shape of the yield curve that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, the level of loan sales and the cost we pay to retain and attract deposits and secure other types of funding;
  our ability to enter new markets successfully and capitalize on growth opportunities;
  the current or anticipated impact of military conflict, terrorism or other geopolitical events;
  the effect of potential future supervisory action against us or Hanmi Bank and our ability to address any issues raised in our regulatory exams;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in our operational or security systems and infrastructure, including the risks arising from our dependence on third-party service providers and vendors;
  failure to maintain current technologies;
  risks associated with Small Business Administration loans;
  failure to attract, develop, or retain key employees;
  our ability to access cost-effective funding;
  the imposition of tariffs or other domestic or international governmental policies, trade restrictions, and any retaliatory measures impacting our borrowers and the broader economy;
  the impact of a potential federal government shutdown, which may impact on our ability to effect sales of Small Business Administration loans or debt ceiling impasses or fiscal uncertainty;
  changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into, including the costs associated with the evaluation of any strategic opportunities and the overall effects of any acquisitions or dispositions we may make;
  the adequacy of and changes in the economic assumptions and methodology for computing our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses;
  the inability of third-party service providers to perform their obligations to us; and
  the ability of the Company to withstand disruptions that may be caused by any failure of the operational systems of third parties.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Investor Relations
Financial Profiles, Inc.
lfortuna@finprofiles.com
310-622-8251

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30,	June 30,	Percentage	September 30,	Percentage
	2026	2026	Change	2025	Change
Assets
Cash and due from banks	$348,576	$331,206	5.2%	$215,654	61.6%
Securities available for sale, at fair value	869,499	896,610	-3.0%	904,721	-3.9%
Loans held for sale, at the lower of cost or fair value	31,242	16,969	84.1%	6,512	379.8%
Loans, net of allowance for credit losses	6,497,891	6,464,837	0.5%	6,458,478	0.6%
Accrued interest receivable	25,404	24,613	3.2%	23,986	5.9%
Premises and equipment, net	20,380	20,251	0.6%	20,340	0.2%
Customers’ liability on acceptances	467	116	302.6%	342	36.5%
Servicing assets	6,693	6,419	4.3%	6,484	3.2%
Goodwill and other intangible assets, net	11,031	11,031	0.0%	11,031	0.0%
Federal Home Loan Bank (“FHLB”) stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	56,359	56,048	0.6%	56,382	0.0%
Prepaid expenses and other assets	159,861	156,988	1.8%	136,416	17.2%
Total assets	$8,043,788	$8,001,473	0.5%	$7,856,731	2.4%

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,146,060	$2,135,418	0.5%	$2,087,132	2.8%
Interest-bearing	4,909,714	4,819,924	1.9%	4,679,507	4.9%
Total deposits	7,055,774	6,955,342	1.4%	6,766,639	4.3%
Accrued interest payable	28,131	27,530	2.2%	34,219	-17.8%
Bank's liability on acceptances	467	116	302.6%	342	36.5%
Borrowings	—	—	0.0%	62,500	-100.0%
Subordinated debentures	76,147	130,773	-41.8%	130,309	-41.6%
Accrued expenses and other liabilities	74,960	75,032	-0.1%	83,172	-9.9%
Total liabilities	7,235,479	7,188,793	0.6%	7,077,181	2.2%

Stockholders’ equity:
Common stock	34	34	0.0%	34	0.0%
Additional paid-in capital	597,236	596,303	0.2%	593,768	0.6%
Accumulated other comprehensive (loss)	(62,372)	(46,552)	-34.0%	(47,959)	30.1%
Retained earnings	438,893	423,499	3.6%	381,183	15.1%
Less treasury stock	(165,482)	(160,604)	-3.0%	(147,476)	12.2%
Total stockholders’ equity	808,309	812,680	-0.5%	779,550	3.7%
Total liabilities and stockholders’ equity	$8,043,788	$8,001,473	0.5%	$7,856,731	2.4%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	September 30,	June 30,	Percentage	September 30,	Percentage
	2026	2026	Change	2025	Change
Interest and dividend income:
Interest and fees on loans	$97,977	$94,808	3.3%	$95,691	2.4%
Interest on securities	6,819	6,337	7.6%	6,592	3.4%
Dividends on FHLB stock	451	219	105.9%	357	26.3%
Interest on deposits in other banks	3,409	1,958	74.1%	2,586	31.8%
Total interest and dividend income	108,656	103,322	5.2%	105,226	3.3%
Interest expense:
Interest on deposits	39,271	37,774	4.0%	42,244	-7.0%
Interest on borrowings	—	154	-100.0%	324	-100.0%
Interest on subordinated debentures	1,815	1,537	18.1%	1,579	14.9%
Total interest expense	41,086	39,465	4.1%	44,147	-6.9%
Net interest income before credit loss expense	67,570	63,857	5.8%	61,079	10.6%
Credit loss expense	4,530	1,186	282.0%	2,145	111.2%
Net interest income after credit loss expense	63,040	62,671	0.6%	58,934	7.0%
Noninterest income:
Service charges on deposit accounts	2,080	2,102	-1.0%	2,160	-3.7%
Trade finance and other service charges and fees	1,892	1,902	-0.5%	1,551	22.0%
Gain on sale of Small Business Administration (“SBA”) loans	2,284	1,318	73.3%	1,857	23.0%
Gain on sale of residential mortgage loans	279	357	-21.8%	1,156	-75.9%
Other operating income	2,495	2,669	-6.5%	3,156	-20.9%
Total noninterest income	9,030	8,348	8.2%	9,880	-8.6%
Noninterest expense:
Salaries and employee benefits	23,334	22,784	2.4%	22,163	5.3%
Occupancy and equipment	4,529	4,383	3.3%	4,507	0.5%
Data processing	4,706	4,555	3.3%	3,860	21.9%
Professional fees	1,696	1,997	-15.1%	1,978	-14.3%
Supplies and communications	489	491	-0.4%	423	15.6%
Advertising and promotion	728	679	7.2%	712	2.2%
Other operating expenses	4,367	4,150	5.2%	3,714	17.6%
Total noninterest expense	39,849	39,039	2.1%	37,357	6.7%
Income before tax	32,221	31,980	0.8%	31,457	2.4%
Income tax expense	8,538	8,475	0.7%	9,396	-9.1%
Net income	$23,683	$23,505	0.8%	$22,061	7.4%

Basic earnings per share:	$0.80	$0.79		$0.73
Diluted earnings per share:	$0.80	$0.79		$0.73

Weighted-average shares outstanding:
Basic	29,388,692	29,514,712		29,830,475
Diluted	29,569,858	29,689,113		29,880,865
Common shares outstanding	29,496,736	29,650,306		29,975,371

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Nine Months Ended
	September 30,	September 30,	Percentage
	2026	2025	Change
Interest and dividend income:
Interest and fees on loans receivable	$286,651	$279,168	2.7%
Interest on securities	19,115	19,022	0.5%
Dividends on FHLB stock	1,501	1,071	40.1%
Interest on deposits in other banks	6,863	6,554	4.7%
Total interest and dividend income	314,130	305,815	2.7%
Interest expense:
Interest on deposits	113,783	124,727	-8.8%
Interest on borrowings	830	3,032	-72.6%
Interest on subordinated debentures	4,887	4,746	3.0%
Total interest expense	119,500	132,505	-9.8%
Net interest income before credit loss expense	194,630	173,310	12.3%
Credit loss expense	8,608	12,496	-31.1%
Net interest income after credit loss expense	186,022	160,814	15.7%
Noninterest income:
Service charges on deposit accounts	6,309	6,546	-3.6%
Trade finance and other service charges and fees	5,295	4,409	20.1%
Gain on sale of Small Business Administration (“SBA”) loans	5,705	6,018	-5.2%
Gain on sale of residential mortgage loans	1,121	1,331	-15.8%
Other operating income	7,487	7,372	1.6%
Total noninterest income	25,917	25,676	0.9%
Noninterest expense:
Salaries and employee benefits	68,074	65,204	4.4%
Occupancy and equipment	13,326	13,301	0.2%
Data processing	13,647	11,374	20.0%
Professional fees	6,473	5,171	25.2%
Supplies and communications	1,536	1,455	5.6%
Advertising and promotion	2,096	2,094	0.1%
Other operating expenses	12,104	10,090	20.0%
Total noninterest expense	117,256	108,689	7.9%
Income before tax	94,683	77,801	21.7%
Income tax expense	24,938	22,951	8.7%
Net income	$69,745	$54,850	27.2%

Basic earnings per share:	$2.35	$1.82
Diluted earnings per share:	$2.33	$1.82

Weighted-average shares outstanding:
Basic	29,509,964	29,905,265
Diluted	29,690,052	29,955,366
Common shares outstanding	29,496,736	29,975,371

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans:
Commercial real estate (1)	$4,017,696	$59,167	5.84%	$3,986,661	$57,244	5.76%	$3,934,477	$56,908	5.74%
Residential mortgage (1)	991,153	13,281	5.36%	1,001,859	13,511	5.39%	1,020,889	13,812	5.37%
Commercial and industrial (1)	1,090,135	19,276	7.02%	1,065,744	17,467	6.57%	904,019	17,593	7.72%
Consumer	5,670	98	6.90%	5,711	92	6.44%	8,323	156	7.43%
Equipment finance	355,169	6,155	6.93%	381,878	6,494	6.80%	436,727	7,222	6.61%
Total loans (1)	6,459,823	97,977	6.03%	6,441,853	94,808	5.90%	6,304,435	95,691	6.03%
Securities (2)	966,574	6,819	2.85%	950,786	6,337	2.69%	985,888	6,592	2.70%
FHLB stock	16,385	451	10.92%	16,385	219	5.36%	16,385	358	8.65%
Interest-bearing deposits in other banks	370,575	3,409	3.65%	221,361	1,958	3.55%	239,993	2,585	4.27%
Total interest-earning assets	7,813,357	108,656	5.53%	7,630,385	103,322	5.43%	7,546,701	105,226	5.54%

Noninterest-earning assets:
Cash and due from banks	47,625			48,769			53,144
Allowance for credit losses	(70,267)			(70,249)			(67,851)
Other assets	265,516			255,426			252,039

Total assets	$8,056,231			$7,864,331			$7,784,033

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$83,470	$35	0.16%	$81,682	$33	0.16%	$86,839	$38	0.17%
Money market and savings	2,159,553	14,680	2.70%	2,056,148	13,540	2.64%	2,122,967	17,238	3.22%
Time deposits	2,657,593	24,556	3.67%	2,646,480	24,201	3.67%	2,494,285	24,968	3.97%
Total interest-bearing deposits	4,900,616	39,271	3.18%	4,784,310	37,774	3.17%	4,704,091	42,244	3.56%
Borrowings	—	—	0.00%	15,330	154	4.06%	27,772	324	4.63%
Subordinated debentures	132,407	1,815	5.48%	130,695	1,537	4.70%	130,766	1,579	4.83%
Total interest-bearing liabilities	5,033,023	41,086	3.24%	4,930,335	39,465	3.21%	4,862,629	44,147	3.60%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	2,034,788			1,963,242			1,960,331
Other liabilities	126,211			120,896			142,592
Stockholders’ equity	862,209			849,858			818,481

Total liabilities and stockholders’ equity	$8,056,231			$7,864,331			$7,784,033

Net interest income		$67,570			$63,857			$61,079

Cost of deposits			2.25%			2.25%			2.51%
Net interest spread (taxable equivalent basis)			2.29%			2.22%			1.94%
Net interest margin (taxable equivalent basis)			3.44%			3.36%			3.22%

(1) Includes average loans held for sale
(2) Yields calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30, 2026			September 30, 2025
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans:
Commercial real estate(1)	$3,989,706	$172,248	5.77%	$3,950,295	$168,156	5.69%
Residential mortgage(1)	1,009,483	40,827	5.39%	990,848	39,816	5.37%
Commercial and industrial(1)	1,060,241	53,712	6.77%	840,404	48,051	7.64%
Consumer	5,560	274	6.58%	7,673	414	7.21%
Equipment finance	380,434	19,590	6.87%	461,770	22,731	6.56%
Loans receivable(1)	6,445,424	286,651	5.94%	6,250,990	279,168	5.97%
Securities(2)	946,309	19,115	2.72%	993,730	19,022	2.58%
FHLB stock	16,385	1,501	12.25%	16,385	1,071	8.74%
Interest-bearing deposits in other banks	255,357	6,863	3.59%	205,663	6,554	4.26%
Total interest-earning assets	7,663,475	314,130	5.48%	7,466,768	305,815	5.48%

Noninterest-earning assets:
Cash and due from banks	49,669			53,596
Allowance for credit losses	(69,937)			(69,233)
Other assets	256,302			250,485

Total assets	$7,899,509			$7,701,616

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$80,070	$96	0.16%	$82,533	$95	0.15%
Money market and savings	2,093,315	41,302	2.64%	2,090,118	51,016	3.26%
Time deposits	2,609,354	72,385	3.71%	2,425,309	73,616	4.06%
Total interest-bearing deposits	4,782,739	113,783	3.18%	4,597,960	124,727	3.63%
Borrowings	27,985	830	3.96%	88,561	3,032	4.58%
Subordinated debentures	131,222	4,887	4.97%	130,788	4,746	4.84%
Total interest-bearing liabilities	4,941,946	119,500	3.23%	4,817,309	132,505	3.68%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,978,909			1,930,659
Other liabilities	127,056			142,425
Stockholders’ equity	851,598			811,223

Total liabilities and stockholders’ equity	$7,899,509			$7,701,616

Net interest income		$194,630			$173,310

Cost of deposits			2.25%			2.55%
Net interest spread (taxable equivalent basis)			2.25%			1.80%
Net interest margin (taxable equivalent basis)			3.40%			3.11%

(1)Includes average loans held for sale
(2)Yields calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	September 30,	June 30,	March 31,	December 31,	September 30,
Hanmi Financial Corporation and Subsidiaries	2026	2026	2026	2025	2025
Assets	$8,043,788	$8,001,473	$7,839,227	$7,869,185	$7,856,731
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,031)	(11,031)
Tangible assets	$8,032,757	$7,990,442	$7,828,196	$7,858,154	$7,845,700

Stockholders’ equity(1)	$808,309	$812,680	$802,819	$796,386	$779,550
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,031)	(11,031)
Tangible stockholders’ equity(1)	$797,278	$801,649	$791,788	$785,355	$768,519

Stockholders’ equity to assets	10.05%	10.16%	10.24%	10.12%	9.92%
Tangible common equity to tangible assets(1)	9.93%	10.03%	10.11%	9.99%	9.80%

Common shares outstanding	29,496,736	29,650,306	29,806,694	29,894,757	29,975,371
Tangible common equity per common share	$27.03	$27.04	$26.56	$26.27	$25.64

(1)There were no preferred shares outstanding at the periods indicated.

Preprovision Net Revenues

Preprovision net revenues is supplemental financial information determined by a method other than in accordance with U.S. GAAP. This non-GAAP measure is used by management to measure Hanmi’s core operational performance, excluding the impact of provisions for loan losses. By isolating preprovision net revenues, management can better understand the Company’s true profitability and make more informed strategic decisions. Preprovision net revenues is calculated adding income tax expense and credit loss expense to net income. Management believes this financial measure highlights the Company’s revenue activities and operational efficiency, excluding unpredictable loan loss provisions.

The following table details the Company’s preprovision net revenues, which are non-GAAP measures, for the periods indicated:

Preprovision Net Revenues (Unaudited)
(In thousands, except percentages)

						Percentage Change
Hanmi Financial Corporation and	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-26	Q3-26
Subsidiaries	2026	2026	2026	2025	2025	vs. Q2-26	vs. Q3-25
Net income	$23,683	$23,505	$22,557	$21,239	$22,061
Add back:
Credit loss expense	4,530	1,186	2,892	1,943	2,145
Income tax expense	8,538	8,475	7,925	8,887	9,396
Preprovision net revenue	$36,751	$33,166	$33,374	$32,069	$33,602	10.8%	9.4%